NEWS RELEASE	Contact:
American Realty Investors, Inc. Investor Relations
FOR IMMEDIATE RELEASE	Erik Johnson (469) 522-4200 investor.relations@transconrealty-invest.com

American Realty Investors, Inc. reports Earnings for Quarter Ended June 30, 2022

DALLAS (August 12, 2022) -- American Realty Investors, Inc. (NYSE:ARL) is reporting its results of operations for the quarter ended June 30, 2022. For the three months ended June 30, 2022, we reported net income attributable to the Company of $16.3 million or $1.01 per diluted share, compared to net loss of $27.3 million or $1.69 per diluted share for the same period in 2021.

Financial Highlights

•We collected approximately 97% of our rents for the three months ended June 30, 2022, comprised of approximately 98% from multifamily tenants and approximately 96% from office tenants.
•Total occupancy was 90% at June 30, 2022, which includes 93% at our multifamily properties and 69% at our commercial properties.

Financial Results

Rental revenues decreased $2.9 million from $10.2 million for the three months ended June 30, 2021 to $7.3 million for the three months ended June 30, 2022. The decrease in rental revenue is primarily due to the sale of 600 Las Colinas in 2021 and the sale of Toulon in the first quarter of 2022.

Net operating loss decreased $5.7 million from $8.8 million for three months ended June 30, 2021 to $3.0 million for the three months ended June 30, 2022. The decrease in net operating loss is primarily due to a reduction of legal costs related to the Clapper litigation and arbitration settlement in 2021 offset in part by net operating profit from the sale of 600 Las Colinas in 2021.

Net income attributable to the Company increased $43.6 million from a net loss $27.3 million for the three months ended June 30, 2021 to net income of $16.3 million for the three months ended June 30, 2022. The increase in net income is primarily attributed to to the $29.6 million arbitration settlement of the Earn Out Obligation in 2021 and $18.9 million increase in gain on foreign currency transactions due to the improved exchange rate of the U.S. Dollar to the New Israeli Shekel.

About American Realty Investors, Inc.
American Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers, and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. The Company also holds mortgage receivables. The Company’s primary asset and source of its operating results is its investment in Transcontinental Realty Investors, Inc. (NYSE:TCI). For more information, visit the Company’s website at www.americanrealtyinvest.com.

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues:
Rental revenues	$7,259	$10,194	$14,740	$20,555
Other income	870	909	1,176	2,376
Total revenue	8,129	11,103	15,916	22,931
Expenses:
Property operating expenses	3,812	5,058	7,840	10,890
Depreciation and amortization	2,298	3,211	4,647	6,538
General and administrative	2,194	5,866	4,914	9,101
Advisory fee to related party	2,858	5,739	6,043	8,175
Total operating expenses	11,162	19,874	23,444	34,704
Net operating loss	(3,033)	(8,771)	(7,528)	(11,773)
Interest income	9,419	5,616	16,201	11,260
Interest expense	(6,389)	(7,681)	(12,556)	(15,419)
Gain (loss) on foreign currency transactions	14,132	(4,793)	17,904	2,824
Loss on extinguishment of debt	—	—	(1,639)	—
Equity in income from unconsolidated joint ventures	2,048	4,572	7,242	7,908
Gain (loss) on sale or write-down of assets, net	3,893	(24,445)	15,041	(7,047)
Income tax provision	(40)	1,841	(68)	1,801
Net income (loss)	20,030	(33,661)	34,597	(10,446)
Net (income) loss attributable to noncontrolling interest	(3,718)	6,333	(6,971)	1,186
Net income (loss) attributable to the Company	$16,312	$(27,328)	$27,626	$(9,260)
Earnings per share
Basic and diluted	$1.01	$(1.69)	$1.71	$(0.57)
Weighted average common shares used in computing earnings per share
Basic and diluted	16,152,043	16,152,043	16,152,043	16,152,043